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                                                                    Exhibit 99.1


                                PRESS RELEASE

June 6, 1996 -- Universal Automotive Industries, Inc. (Nasdaq-USVSL and UVS-W; CHX-UVS and UVSWS) announced today the acquisition, by its UBP Division, of substantially all of the assets of North American Friction, Inc., ("NAF"), a Canadian manufacturer of friction products. NAF is located in Downsview, Ontario.

This acquisition of NAF and the retention of the management team lead by Howard
S. Sokoloff, President, marks the attainment of a key asset required to meet UBP's stated strategic objective of vertical integration of all basic brake manufacturing technologies.

NAF established in 1990, is a modern, asbestos-free, state-of-the-art manufacturer of semi-metallic pucks and integrally molded disc pads for automotive aftermarket. Recently, NAF developed the technology to manufacture integrally molded disc pads. The market demand for integrally molded disc pads is expected to grow 30% annually. Most importantly, UBP will now realize increased profit margins on sales of these products with the ability to supply the growing demand for integrally molded disc pads into the 21st Century.

With the NAF acquisition, UBP now manufactures three important brake parts categories:

          1)   Disc Brake Rotors
          2)   Friction:  Disc Brake Pads, Relined Brake Shoes
          3)   Hydraulic Wheel Cylinders

The Company, which is headquartered in Chicago, specializes in the distribution and manufacture of brake rotors and other brake parts, under it private label "UBP-Universal Brake Parts" in the United States and Canada.

                        UBP:  THE LEADING MANUFACTURER
                 OF VALUE LINE BRAKE PARTS IN NORTH AMERICA.

FOR FURTHER INFORMATION CONTACT: Dan Maeir, Chief Financial Officer at (312) 478-2323.